Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick Vice President, Investor Relations (908) 277-8413

Media Relations:	Holly P. Glass Vice President, Government and Public Affairs (703) 754-2848

BARD ANNOUNCES FIRST QUARTER RESULTS

REVENUE UP 9 PERCENT AS REPORTED, 11 PERCENT IN CONSTANT CURRENCY

MURRAY HILL, NJ — (April 18, 2006) — C. R. Bard, Inc. (NYSE-BCR) today reported 2006 first quarter financial results. First quarter 2006 net sales were $467.5 million, an increase of 9 percent over the prior-year period. Excluding the impact of foreign exchange, first quarter 2006 net sales increased 11 percent over the prior-year period.

For the first quarter 2006, net sales in the U.S. were $330.0 million and net sales outside the U.S. were $137.5 million, up 10 percent and 7 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, first quarter 2006 net sales outside the U.S. increased 13 percent over the prior-year period.

For the first quarter 2006, net income was $81.1 million and diluted earnings per share were 76 cents. Net income, as reported, was approximately equal to the prior-year period and diluted earnings per share were up 1 percent. Adjusting for certain items that affect comparability between periods, first quarter 2006 net income was $91.9 million and diluted earnings per share were 86 cents, up 16 percent and 18 percent, respectively, over first quarter 2005 results on a comparable basis. Adjustments to the first quarter 2006 results include charges of $4.5 million (after-tax), or 4 cents per diluted share for share-based compensation under FAS 123R (see the table below) and $6.3 million (after-tax), or 6 cents per diluted share, for purchased R&D. Adjustments to the first quarter 2005 results include certain items that increased net income by $2.0 million (after-tax), or 2 cents per diluted share.

Timothy M. Ring, chairman and chief executive officer, commented, “Bard is off to a solid start for 2006. Our first quarter operating results were strong and we continue to be pleased with the direction of the company. We were especially productive in the business development area, entering into five transactions this quarter. Our healthy constant currency revenue growth this quarter reflects both our broad product portfolio and our geographic diversification. We remain focused on our long-term growth strategy to enhance shareholder value.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our December 31, 2005 10-K for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

Net sales, excluding foreign exchange, and net income and diluted earnings per share (EPS) excluding certain items are non-GAAP financial measures. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Certain items such as investment gains, acquisition-related charges and litigation outcomes may not reflect underlying operating results, and other items such as the FAS 123R stock option expense may affect the comparability of results between periods. As a result, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the attached tables.

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C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended March 31,
	2006	2005
Net sales	$467,500	$428,600

Costs and expenses:
Cost of goods sold	179,400	164,900
Marketing, selling & administrative expense	142,600	128,600
Research & development expense	38,600	27,200
Interest expense	4,700	3,100
Other (income) expense, net	(7,700)	(6,400)

Total costs and expenses	357,600	317,400

Income before tax provision	109,900	111,200
Income tax provision	28,800	29,900

Net income	$81,100	$81,300

Basic earnings per share	$0.78	$0.78

Diluted earnings per share	$0.76	$0.75

Wt. avg. common shares outstanding - basic	103,800	104,900

Wt. avg. common shares outstanding - diluted	107,000	108,200

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended March 31,
	2006	2005	Change	Constant Currency
Vascular	$113,700	$104,300	9%	12%
Urology	134,300	127,400	5%	7%
Oncology	111,000	93,200	19%	21%
Surgical Specialties	88,100	85,600	3%	4%
Other	20,400	18,100	13%	13%

Reported Sales	$467,500	$428,600	9%

FX Impact	—	(6,500)

Con. Currency	$467,500	$422,100		11%

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Notes to Consolidated Statements of Income

•	For the first quarter of 2006, research and development expense included payments of approximately $10.4 million pretax ($6.3 million after-tax) for purchased research and development. The results of the first quarter of 2006 also include a charge of $7.0 million pretax ($4.5 million after-tax) related to the incremental impact of the new accounting treatment for share based payments under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), as detailed in the table below. In total, these certain items decreased net income by $10.8 million after-tax, or $0.10 diluted earnings per share.

•	For the first quarter of 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included income of approximately $3.2 million pretax ($2.0 million after-tax; $0.02 diluted earnings per share) resulting from a milestone payment related to the company’s sale of an investment during the second quarter of 2004.

Reconciliation of Earnings

(in millions, except per share)

	Quarter Ended March 31, 2006				2005
	GAAP Basis	FAS 123R Adj.	Other Items	Adjusted Basis	GAAP Basis	Other Items	Adjusted Basis
Cost of goods sold	$179.4	$(0.2)	—	$179.2	$164.9	—	$164.9
Marketing, selling & admin. exp.	142.6	(6.4)	—	136.2	128.6	—	128.6
Research & development exp.	38.6	(0.4)	(10.4)	27.8	27.2	—	27.2
Other (income) expense, net	(7.7)	—	—	(7.7)	(6.4)	3.2	(3.2)
Income tax provision	28.8	2.5	4.1	35.4	29.9	(1.2)	28.7
Net income	$81.1	$4.5	$6.3	$91.9	$81.3	$(2.0)	$79.3
Diluted earnings per share	$0.76	$0.04	$0.06	$0.86	$0.75	$(0.02)	$0.73

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